Exhibit 21.1

SUBSIDIARIES OF LIBERATOR MEDICAL HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Organization

Liberator Medical Supply, Inc. (Wholly-owned subsidiary)	Florida